Exhibit 10.7

WestRock Company

Deferred Compensation Plan

Effective January 1, 2016

WestRock Company Deferred Compensation Plan

ARTICLE I Establishment and Purpose	1
ARTICLE II Definitions	1
ARTICLE III Eligibility and Participation	7
ARTICLE IV Deferrals	8
ARTICLE V Company Contributions	11
ARTICLE VI Payment of Benefits	12
ARTICLE VII Modifications to Payment Schedules	14
ARTICLE VIII Valuation of Account Balances; Investments	15
ARTICLE IX Administration	16
ARTICLE X Amendment and Termination	17
ARTICLE XI Informal Funding	17
ARTICLE XII Claims	18

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WestRock Company Deferred Compensation Plan

ARTICLE XIII General Provisions	19

EXHIBIT A

Individual Retirement Accounts A-1

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ARTICLE I
Establishment and Purpose

WestRock Company (the “Company”) hereby establishes the WestRock Company Deferred Compensation Plan (the “Plan”), effective January 1, 2016. The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II
Definitions

2.1 Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2 Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3 Adopting Employer. Adopting Employer means an Affiliate whose eligible employees, with the consent of the Committee, participate in the Plan.

2.4 Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5 Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with

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provisions of the Plan. If the Participant has failed to properly designate a Beneficiary or all designated Beneficiaries have predeceased the Participant, then the Beneficiary shall be the Participant’s spouse, or if no spouse survives the Participant, the Participant’s estate.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.6 Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7 Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.8 Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9 Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10 Committee. Committee means the WestRock Company Retirement Plan Administrative Committee as designated under the Qualified Plan.

2.11 Company. Company means WestRock Company.

2.12 Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.13 Compensation. Compensation means a Participant’s base salary and any bonuses that the Committee has designated as eligible for deferral under the Plan in accordance with this Section 2.13. For clarity, amounts paid to a Participant under a Participating Employer’s short-term disability plan shall not be eligible for deferral under the Plan. The Committee, in its sole and absolute discretion, may approve the types of bonuses and other items of compensation as Compensation that may be deferred under this Plan, provided that any modification to the definition of Compensation must be made irrevocable before the first day of the Plan Year in which services relating to such compensation are performed. Compensation shall not include distributions from the Plan or any other arrangement subject to Code Section 409A.

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2.14 Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 75% of their Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.15 Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.16 Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, and employee benefit deductions, and other deductions required by law, provided that Deferrals to this Plan shall not be taken into account in determining a Participant’s compensation for purposes of determining contributions to the Qualified Plan. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.17 Earnings. Earnings means a positive or negative adjustment to the value of an Account in accordance with Article VIII.

2.18 Effective Date. Effective Date means January 1, 2016.

2.19 Eligible Employee. Eligible Employee means Employees in salary grade 19 or higher and ungraded Employees with a base salary of at least $175,000, based on such Employee’s status as of the annual determination date on which eligibility is reviewed by the Committee. Solely for purposes of Section 5.2, an Employee who is not described in the preceding sentence but whose Compensation for a Plan Year exceeds the Qualified Plan Compensation Limit shall also be considered an Eligible Employee. The Committee may designate other Employees as eligible from time to time in its sole and absolute discretion, provided that in all cases such Employees are members of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

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2.20 Employee. Employee means an individual who is classified as a common-law employee of an Employer for purposes of wage reporting and withholding. An individual who is not classified by an Employer as a common-law employee shall not be considered an Eligible Employee, regardless of whether such individual may later be determined by any party to be a common-law employee.

2.21 Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.22 ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23 Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.24 Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.25 Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.26 Payment Schedule. Payment Schedule means the form in which payment of an Account will be made and, where applicable, the time at which payment will commence from an Account.

2.27 Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.28 Plan. Generally, the term Plan means the “WestRock Company Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

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2.29 Plan Year. Plan Year means January 1 through December 31.

2.30 Qualified Plan. Qualified Plan means the WestRock Company 401(k) Retirement Savings Plan, as amended from time to time.

2.31 Qualified Plan Compensation Limit. Qualified Plan Compensation Limit means the limitation imposed under Code Section 401(a)(17) for a Plan Year ($265,000 for 2016).

2.32 Retirement/Termination Account. Retirement/Termination Account means one or more Accounts established by the Committee in its sole and absolute discretion to record amounts payable to a Participant upon Separation from Service. Unless the Participant elects otherwise, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.33 Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.21 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least

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50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.34 Separation from Service Benefit. Separation from Service Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.35 Specified Date Account. Specified Date Account means one or more Accounts established by the Committee in its sole and absolute discretion to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.36 Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.37 Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a Specified Employee for a 12-month period beginning on April 1 if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the immediately preceding Plan Year.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(2) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the plan, to the extent such amounts are includible in gross income or would be includible but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), including the earned income of a self-employed individual)1.415(c)-2(d)(3) (wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911,

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931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

The definition in this Section 2.37 shall apply with respect to each nonqualified deferred compensation plan in which a key employee participates, notwithstanding the terms of any such plan; provided, however, that the Committee may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation. The Committee may alter the methodology of identifying Specified Employees only in accordance with the requirements of Code Section 409A.

2.38 Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in accordance with the requirements of Code Section 409A. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.39 Valuation Date. Valuation Date means each Business Day.

ARTICLE III
Eligibility and Participation

3.1 Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate.

3.2 Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not thereafter make additional elections to defer Compensation under the Plan after the Plan Year in which he or she became ineligible, provided that any existing deferral elections may be cancelled or modified only in accordance with Code Section 409A. A Participant who has become ineligible shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make investment allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

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ARTICLE IV
Deferrals

4.1 Deferral Elections, Generally.

(a) A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2 and requirements of Code Section 409A. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b) The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Primary Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the default Payment Schedule specified in Article VI.

4.2 Timing Requirements for Compensation Deferral Agreements.

(a) First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she may be allowed up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable. If an election made pursuant to this Section 4.2(a) applies to Compensation earned over a specified performance period (such as an annual bonus), and the performance period has already begun on the date the Compensation Deferral Agreement becomes irrevocable, then the amount deferred under Compensation Deferral Election may exceed the total amount of such compensation multiplied by the ratio of the number of days remaining in the performance period after the election becomes irrevocable over the total number of days in the performance period.

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(b) Prior Year Election. Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c) Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i) the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii) the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) prior to the satisfaction of the performance criteria, will be void.

(d) Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(e) Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date that the “substantial risk of forfeiture” (as defined under Code Section 409A) lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a change in control event (as described in Treas. Reg. Section 1.409A-3(i)(5)).

(f) Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition

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could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control event (as described in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(g) Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(h) “Evergreen” Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3 Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or Retirement/Termination Accounts, as made available by the Committee. The Committee may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the second Plan Year following the year Compensation is allocated to such accounts.).

4.4 Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5 Vesting. Participant Deferrals shall be 100% vested at all times.

4.6 Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable

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year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)).

ARTICLE V
Company Contributions

5.1 Matching Contributions. For each Plan Year with respect to which a Participant has made Deferrals to the Plan, the Participating Employer may make a Matching Contribution to the Participant’s Account. Matching contributions shall be the smaller of:

(a) The Participant’s total Deferrals under Article 4 of the Plan; or

(b) The difference between:

(i) 5% of the Participant’s Compensation; and

(ii) The amount of matching contributions that would have been made to the Participant’s account under the Qualified Plan, assuming the Participant deferred the maximum amount taken into account under the Qualified Plan’s matching formula.

5.2 Supplemental Contributions. For each Plan Year, the Participating Employer may make a Supplemental Contribution to the Plan on behalf of a Participant equal to 2.5% of his or her Excess Compensation for such Plan Year, provided that (i) the Participant is not accruing a pension benefit under a qualified defined benefit plan of the Company in such Plan Year, and (ii) the Participant is employed by a Participating Employer or an Affiliate on the last day of the Plan Year or terminated employment during the Plan Year due to death, disability (as defined in the Qualified Plan), or retirement after attaining age 55 and completing 10 Years of Vesting Service (as defined in the Qualified Plan). For purposes of this Section 5.2, Excess Compensation means the Participant’s Compensation that exceeds the limit on compensation imposed by Code Section 401(a)(17) for the Plan Year. A Participating Employer may make Supplemental Contributions to an employee whose compensation exceeds the Qualified Plan Compensation Limit but who is otherwise not eligible to defer compensation under the Plan. Notwithstanding anything in this Section 5.2 to the contrary, a Participating Employer shall not make a Supplemental Contribution to an Eligible Employee if the amount of the Supplemental Contributions would be less than $100 (or such other minimum amount as established by the Committee from time to time), unless the Eligible Employee has an existing Account under the Plan.

5.3 Discretionary Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Primary Retirement/Termination Account.

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5.4 Individual Retirement Account Contributions. The Participating Employer shall make the Individual Retirement Account contributions set forth on Exhibit A to the Plan.

5.5 Vesting. Company Contributions described in Sections 5.1, 5.2 and 5.4, above, and the Earnings thereon, shall be 100% vested at all times. Company Contributions described in Section 5.3 above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made. All Company Contributions shall become 100% vested if a Participant dies while actively employed. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.5 shall be forfeited.

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ARTICLE VI
Payment of Benefits

6.1 Benefits, Generally. A Participant shall be entitled to the following payments under the Plan:

(a) Separation from Service Benefit. Upon the Participant’s Separation from Service for reasons other than death, he or she shall be entitled to a Separation from Service Benefit, payable as of the date on which the Participant Separates from Service. Such benefit shall be equal to the vested portion of each Retirement/Termination Account determined as of the Valuation Date on which such distribution is processed by the Plan’s recordkeeper pursuant to the administrative practices established by the Committee in accordance with the requirements of Code Section 409A. Notwithstanding the foregoing, in no event shall payment to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service be made or begin sooner than the date which follows the six-month anniversary of such Participant’s Separation from Service or the date of the Participant’s death, if earlier.

(b) Specified Date Benefit. As of the first day of the year designated by the Participant for payment of a Specified Date Account or, if earlier, upon the Participant’s Separation from Service, he or she shall be entitled to a Specified Date Benefit with respect to such Specified Date Account determined as of the Valuation Date on which such distribution is processed by the Plan’s recordkeeper pursuant to the administrative practices established by the Committee in accordance with the requirements of Code Section 409A. If the Participant separates from service before the first day of the year designated by the Participant, payment shall be made in accordance with Section 6.1(a).

(c) Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit payable as of the date of the Participant’s death. The Death Benefit shall be equal to all remaining, vested balances in each Retirement/Termination Account and Specified Date Account, determined as of the Valuation Date on which such distribution is processed pursuant to the administrative practices established by the Plan’s recordkeeper in accordance with the requirement of Code Section 409A .

(d) Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets

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would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted pro rata first from the vested portion of each Retirement/Termination Account until depleted and then pro rata from the vested portion of each Specified Date Account. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

6.2 Form of Payment.

(a) Separation from Service Benefit. A Participant’s Separation from Service Benefit shall be paid in a single lump sum, unless the Participant elects on a timely-filed Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment: (i) substantially equal annual installments over a period of two to ten years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two to ten years, as elected by the Participant. Notwithstanding anything to the contrary herein, if the value of the Participant’s Separation from Service Benefit as of the end of the month following the month of Separation is $50,000 or less, it shall be distributed in a single lump sum.

(b) Specified Date Benefit. A Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two to five years, as elected by the Participant.

(c) Death Benefit. A Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.

(d) Small Account Balances. The Committee may at any time direct that the value of all of the Participant’s Accounts be paid in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

(e) Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be

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determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a Participant elects to receive a Retirement/Termination benefit in a combination of a lump sum and installments, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

Balances remaining in a Participant’s Account during the installment period shall continue to accrue Earnings as provided in Article VIII.

6.3 Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII
Modifications to Payment Schedules

7.1 Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII and Code Section 409A.

7.2 Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence from an Account without regard to the modification.

7.3 Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced prior to the modification. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4 Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

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7.5 Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII
Valuation of Account Balances; Investments

8.1 Valuation. Contributions shall be credited to the appropriate Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2 Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”). Contributions shall be credited with Earnings only from the date such amounts are actually credited to a Participant’s Account by the Committee or its delegate.

8.3 Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4 Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. A Participant may change an investment allocation prospectively, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee.

8.5 Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, as determined by the Committee.

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ARTICLE IX
Administration

9.1 Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2 Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.3 Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.4 Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.5 Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

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ARTICLE X
Amendment and Termination

10.1 Amendment and Termination. The Company or the Committee may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X and may also terminate the participation of a Participating Employer. No such amendment shall reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date).

10.2 Termination. The Company or the Committee may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.3 Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements of Code Section 409A, and the Committee shall construe, interpret and administer the Plan in accordance with such intent. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI
Informal Funding

11.1 General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2 Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

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ARTICLE XII
Claims

12.1 Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a) In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b) Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.2 Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a) In General. Appeal of a denied benefits claim must be filed in writing with the Committee no later than 60 days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days

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after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b) Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

12.3 Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

ARTICLE XIII
General Provisions

13.1 Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

To the extent permitted under Code Section 409A, the Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

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13.2 No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s Beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3 No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4 Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

WESTROCK COMPANY
ATTN: RETIREMENT PLAN ADMINISTRATIVE COMMITTEE
504 THRASHER STREET
NORCROSS, GA 30071

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5 Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6 Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7 Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

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13.8 Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9 Governing Law. To the extent not preempted by ERISA, the laws of the State of Delaware shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 4th day of January 2016, to be effective as of the Effective Date.

WestRock Company

By: Robert B. McIntosh

Its: EVP and General Counsel

/s/ Robert B. McIntosh (Signature)

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